Exhibit 11.3

2005 West Broadway, Suite 100, Columbia, MO 65203

OFFICE (573) 442-6171 FAX (573) 777-7800

3220 West Edgewood, Suite E, Jefferson City, MO 65109 OFFICE (573) 635-6196 FAX (573) 644-7240

www.williamskeepers.com

July 29, 2016

Kevin D. Gibbens

President and Chief Executive Officer

Landmark Bank, National Association

801 East Broadway

Columbia, Missouri 65205

We hereby consent to the inclusion in the Proxy Statement / Offering Circular, which constitutes a part of this Offering Statement on Form 1-A of Landmark Bank, National Association, of our report dated February 22, 2016 related to the consolidated financial statements of Landmark Bank, National Association, comprised of the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the fiscal years in the two-year period ended December 31, 2015, and the related notes to the consolidated financial statements.

We also consent to the reference to us under the heading “Experts” in the Proxy Statement / Offering Circular that constitutes a part of such Offering Statement on Form 1-A.

Williams-Keepers LLC
Columbia, Missouri

American Institute of Certified Public Accountants   |   Missouri Society of Certified Public Accountants  |   Member, Allinial Global